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                                  Pfizer, Inc.
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                              Pharmacia Corporation
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The following was sent to employees of Pharmacia Corporation.

Global Internal Communications.
Talking About Our Business -- Two-Way Communication Vital During This Transition Period
- 2002 July 19

To All Pharmacia Corporation People Worldwide

Dear Colleagues,

At our global town hall meeting earlier this week, I said that we would continue to communicate actively about our continuing work at Pharmacia over the next months, and about the initial integration discussions with Pfizer.

So today, I am writing the first of what will be a more frequent flow of "Talking About Our Business" messages on these subjects -- some of which will be short updates. You can also expect regular communication from your business or functional unit leadership. Additionally, I will continue to make the maximum time I can carve out of my extremely busy schedule to meet and talk with many of you in person -- as will other members of our Management Committee.

It is very important that this communication be two-way. This will give you the information and direction that you need. It will also give me and our top management team the feedback that will help us as we make decisions and take actions over the next few months. This week's global town hall meeting was a very good start.

I know that many of you are already asking some important follow-up questions, and I would like to address some of them here.

o There were some reports that changes, including job cuts, will begin immediately. Is that true?

     -- No, it is not. The integration planning will begin as soon as possible, but we will operate as two separate companies until the closing of this transaction -- which we anticipate will take place in four to six months.

o Why didn't we aggressively pursue another deal in which we would keep control, and why didn't we aggressively fight the Pfizer acquisition?

     -- You should know that ever since I joined the then-troubled Pharmacia & Upjohn in May 1997, I have received informal approaches from other companies seeking to acquire or combine with our business. This is because both Pharmacia & Upjohn and Pharmacia were smaller in market value than many other bigger companies, who were responding to growing consolidation in our industry. And the better we achieved results (first in turning around Pharmacia & Upjohn in 1998, and then stopping and pushing back Merck in the COX-2 arena in 2001/2002), the more attention we received.

          Our strategy has been to go on our own -- so we have not encouraged suitors. Pfizer was already interested in Searle even before we did the Monsanto/Pharmacia & Upjohn merger -- and this interest carried over into the new Pharmacia. But they didn't get any encouragement from us until they recently offered such a significant premium that our Board felt that was in the best interests of the company and its shareholders to accept.

          Other possible strategies in addition to remaining as we were, such as a merger of equals or acquisition of a smaller company, were a possibility -- but they would not have created the same increase in shareholder value as the merger with Pfizer. If we had pursued a merger of equals, which usually does not provide a substantial premium to the shareholders of either company, a larger company such as Pfizer could have made a hostile topping offer at a much lower premium than the attractive premium we finally obtained. Besides, a hostile takeover can be much less attractive to our stakeholders -- especially our employees.

o You said at the town hall meeting that it was only very recently that we came to terms with Pfizer. But some news reports say the negotiations were going on for months. What is correct?

     -- As I said earlier, Pfizer had expressed interest for a long time. This interest picked up in early spring. We steadily reminded them that our strategy was to grow on our own. However, Pfizer continued with their interest and finally proposed such a takeover premium that our Board determined that pursuing the merger was in the best interests of the company and its shareholders.

o Until now you have said that we have become a strong global competitor that can succeed long term. But at the town hall meeting, you said we were on the smaller side of our peers. What has changed?

     -- Yes, we are proud to have made our company into a strong, global competitor with an industry-leading pharmaceutical earnings-per-share
          (EPS) growth of 29 percent last year. And I do believe we could have kept growing on our own. However, our company -- because it started as a unique amalgam of relatively weak smaller companies -- always had a lower market value compared to the largest-value company in the industry. Our market value remained about a fourth of that of the largest-valued pharmaceutical company -- Pfizer, which has also continued to grow approximately in line with our growth. This high market value for Pfizer ultimately allowed them to make this premium offer for our company.

o Are the further cost-reduction initiatives that have been announced connected to the acquisition?

     -- No. It was an action we took to help secure our performance at Pharmacia. As you know, we face top-line pressures this year (primarily due to the Ambien transfer) and we must reduce our costs to match this situation. This cost-reduction program remains the right thing to do because we have performance goals and obligations to meet this year.

Now, let me talk for a moment about the impact this news has on us and on our work.

I know that for many of us these past days have been an emotional time. All of us are very attached to Pharmacia, to the unique work culture we are building, and to the work we do. Change and uncertainty can make us feel vulnerable and without control over our lives. Over the past days, I know that many of us have felt this impact even more strongly than on the day of the announcement itself.

This is normal, and it will be normal also for people to have a roller coaster of emotions over the coming days and weeks.

I would urge all of us therefore to talk fully about the news and how it affects us with people we trust. By doing so, we will feel better and we will also recognize that we are exceptionally competent people, who continue to have great control over our individual lives.

Now is also a good time to think positively about what we want to achieve in our careers and our personal lives, and how we can make that happen. Change is unsettling, but it also opens up new opportunities for people who seize them. For many of us, there will be new opportunities at the new Pfizer. My advice is to keep our minds open and our focus on achieving positive change for ourselves.

If you have feelings or reactions that seem overwhelming, please speak with one of our Human Resources people. In the United States, remember that we also have a confidential telephone counseling service available; you will find details on the following intranet page:
(http://www-i.us.pnu.com/benefits/NEW/H&G/Other_Benefits/EAP.html).

One important way we can respond effectively is to rededicate ourselves to our work, our customers and our patients. This will be satisfying and fulfilling. It will remind us that we really are good at what we do, and that we do good things. Also, our compensation program for this year will remain in effect. It will be important to all of us to make our numbers because, as you know, funding of our annual incentive plan is driven by company sales growth and EPS.

At the same time, we should be careful also not to bury ourselves in our work. Now more than ever, we also need to be spending time with family and friends. This is always a hard balance but it is vital, especially now.

Finally, to each one of you, let me say: I am proud of the professional way you reacted to the challenging news this week. I always knew you were special people. And you showed it with your strength and attitude.
Whatever happens . . . wherever we all go . . . I will always be proud of you.


Sincerely,



Fred Hassan
Chairman and Chief Executive Officer


Contact Fred Hassan with your comments or questions at:
(mailto:fredhassan.direct@pharmacia.com)

FORWARD-LOOKING INFORMATION

Certain statements contained in this document are "forward-looking statements" about anticipated financial or operating results, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts, which are subject to many risks and uncertainties. As a result, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements such as: "believes", "expects", "anticipates", "intends", "plans", "estimates", or similar expressions. The Company does not undertake any obligation to update any forward-looking statements in this Report or in any other communications of the Company, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for our products; pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies; product discovery and approval; product recalls or withdrawals; manufacturing quality issues with respect to our products; compliance with Current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines; the company's ability to secure and defend its intellectual property rights; product liability claims, antitrust litigation, environmental concerns, and commercial disputes; social, legal, political and governmental developments; changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates; acquisitions, divestitures, mergers, restructurings or strategic initiatives that change the Company's structure; business combinations among the Company's competitors and major customers; changes to accounting standards or GAAP.

Readers are also urged to carefully review and consider the various disclosures in Pharmacia's various SEC filings, including but not limited to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2001, and Pharmacia's Quarterly Reports on Form 10-Q.
This release may be deemed to be solicitation material in respect of Pfizer's proposed merger with Pharmacia. Pfizer will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus for Pfizer and Pharmacia, and other documents with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov (http://www.sec.gov) or from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia's directors and executive officers in the proposed merger will be included in the final joint proxy statement/prospectus.